Exhibit 99.3

TFF Pharmaceuticals Announces Positive Initial Data from Ongoing Phase 2 Trials of TFF VORI and TFF TAC

Treatment with TFF VORI resulted in positive treatment outcomes based on clinical, mycologic and radiologic responses while maintaining a favorable safety/tolerability profile, with no all-cause mortality, no invasive pulmonary aspergillosis (IPA)-related mortality, and no TFF VORI discontinuations due to an adverse event (AE)

Successful transition of all four patients from oral tacrolimus to TFF TAC, leading to significant lowering of tacrolimus blood levels with no clinical evidence of acute rejection; all patients who completed Part A (study treatment period) of the trial chose to remain on TFF TAC and advance to Part B (extension study)

TFF TAC was well tolerated, with no mortality and no TFF TAC discontinuations due to an AE; kidney function was maintained in all patients treated with TFF TAC

Based on the promising Phase 2 data for both products, the Company plans to accelerate the initiation of registration-enabling studies

Company to hold conference call and webcast this morning at 8:30 am ET to review data

FORT WORTH, Texas, Dec. 19, 2023 -- TFF Pharmaceuticals, Inc. (NASDAQ: TFFP), a clinical-stage biopharmaceutical company focused on developing and commercializing innovative drug products based on its patented Thin Film Freezing (TFF) technology platform, today announced positive initial data from the Company’s ongoing Phase 2 trials of TFF VORI and TFF TAC, along with clinical data from the ongoing TFF VORI Expanded Access Program (EAP).

“Today is truly a remarkable moment in the history of TFF Pharmaceuticals, as these initial clinical data clearly demonstrate the efficacy and favorable safety and tolerability of TFF VORI and TFF TAC in two rare disease indications with high unmet medical need. These compelling results also demonstrate the successful clinical application of our ground-breaking technology platform,” said Harlan Weisman, M.D., President and Chief Executive Officer of TFF Pharmaceuticals. “Based on these highly encouraging efficacy and safety data, we have made the decision to accelerate the development of TFF VORI and TFF TAC into registration-enabling studies, given the unequivocally positive results from these initial data. Looking ahead, we expect to present additional clinical data in the first quarter of 2024 to further support the advancement of TFF VORI and TFF TAC into registration-enabling studies.”

“These initial data provide compelling evidence that both TFF VORI and TFF TAC have game-changing potential in the treatment of their respective rare disease indication, IPA and prevention of rejection after lung transplantation,” said Zamaneh Mikhak, M.D., Chief Medical Officer of TFF Pharmaceuticals. “With respect to TFF VORI, the initial data from the Phase 2 trial and our EAP clearly demonstrate a positively differentiated safety and tolerability profile from the standard-of-care, first-line therapy, oral voriconazole, based on the available historical data. The efficacy results are equally remarkable with treatment response seen in all patients. Initial results from the TFF TAC study are also impressive. Patients treated with TFF TAC did not experience clinically acute rejection at significantly reduced blood tacrolimus levels. Additionally, the patients maintained their kidney function and chose to remain on TFF TAC long term.”

TFF VORI - initial Phase 2 and EAP data

The ongoing Phase 2 trial of TFF VORI is an open-label, randomized (3:1) study evaluating treatment with TFF VORI versus oral voriconazole over a 13-week period in patients with IPA. Trial endpoints include safety, tolerability, clinical response, mycologic response, radiologic response, and all-cause mortality. The initial efficacy data presented below include patients from the Phase 2 trial and the Company’s EAP who received at least 8 weeks of therapy with either TFF VORI (N=5) or oral voriconazole (N=1). Safety data included all TFF VORI-treated patients (N=7) and oral voriconazole-treated patients (N=2). Of note, three of the five patients who were treated with TFF VORI for at least 8 weeks had a diagnosis of chronic lung allograft dysfunction (CLAD), which is a lung disease caused by chronic rejection, from the immune system attacking the transplanted lungs. CLAD is a significant cause of morbidity and mortality after lung transplantation and can be exacerbated by infections, further deteriorating the patient’s condition. The patient treated with oral voriconazole for at least 8 weeks did not present with CLAD.

Efficacy

●	Of the five patients treated for at least 8 weeks with TFF VORI:
●	All five patients achieved a clinical response
●	All five patients achieved a mycologic response
●	Three of four patients with pre- and post-treatment chest CT achieved a radiologic response
●	No need for continued anti-fungal use after treatment with TFF VORI in all five patients

Safety

●	No all-cause mortality
●	No IPA-related mortality
●	No TFF VORI discontinuation due to an AE
●	Majority of treatment emergent adverse events (TEAEs) deemed unrelated to TFF VORI
●	Majority of TEAEs were Grade 2 or lower in severity
●	No hepatic toxicity
●	No visual disturbances

TFF TAC - initial Phase 2 data

The ongoing Phase 2 trial of TFF TAC is an open-label study in lung transplant patients who require reduced tacrolimus blood levels due to kidney toxicity. Part A of the trial is a 12-week treatment period, and Part B is an optional safety extension period. Trial endpoints include safety/tolerability, kidney function, and acute allograft rejection. The initial data presented below are from the first four patients enrolled in the trial.

Efficacy

●	Of the four patients enrolled in the TFF TAC Phase 2 study:
●	All four patients were successfully transitioned from oral tacrolimus to TFF TAC
●	Successfully lowered tacrolimus blood levels to 1/2 to 2/3 of the levels on oral tacrolimus in all four patients
●	No clinical evidence of acute rejection
●	No signs and symptoms suggestive of acute rejection
●	No use of pulse corticosteroids
●	No deterioration in spirometry
●	No chest X-ray findings suggestive of acute rejection
●	All three patients who completed Part A chose to remain on TFF TAC and proceeded to Part B.

Safety

●	No mortality
●	No TFF TAC discontinuation due to an AE
●	Majority of TEAEs were Grade 2 or lower in severity
●	Maintenance of kidney function

Conference Call and Webcast Information

The Company will host a conference call today, Tuesday, December 19, 2023, at 8:30 AM Eastern Time, to discuss initial data from its ongoing Phase 2 trials of TFF VORI and TFF TAC. To participate in the conference call, please utilize the following information:

Domestic Dial-In Number: Toll-Free: 1-877-407-3982

International Dial-In Number: 1-201-493-6780

Conference ID: 13743007

Call me™: LINK (will be made active 15 minutes prior to the scheduled start time)

The call will also be broadcast live over the Web and can be accessed on TFF Pharmaceuticals’ Website, https://tffpharma.com or directly at https://viavid.webcasts.com/starthere.jsp?ei=1647021&tp_key=9bea30319a

The conference call will also be available for replay for one month on the Company's website in the Events Calendar of the Investors section.

ABOUT TFF PHARMACEUTICALS’ THIN FILM FREEZING (TFF) TECHNOLOGY

TFF Pharmaceuticals’ proprietary Thin Film Freezing (TFF) technology allows for the transformation of both existing compounds and new chemical entities into dry powder formulations exhibiting unique characteristics and benefits. The TFF process is a particle engineering process designed to generate dry powder particles with advantageous properties for inhalation, as well as parenteral, nasal, oral, topical and ocular routes of administration. The process can be used to engineer powders for direct delivery to the site of need, circumventing challenges of systemic administration and leading to improved bioavailability, faster onset of action, and improved safety and efficacy. The ability to deliver therapies directly to the target organ, such as the lung, allows TFF powders to be administered at lower doses compared to oral drugs, reducing unwanted toxicities and side effects. Laboratory data suggests the aerodynamic properties of the powders created by TFF can deliver as much as 75% of the dose to the deep lung. TFF does not introduce heat, shear stress, or other forces that can damage more complex therapeutic components, such as fragile biologics, and instead enables the reformulation of these materials into easily stored and temperature-stable dry powders, making therapeutics and vaccines more accessible for distribution worldwide. The advantages of TFF can be used to enhance traditional delivery or combined to enable next-generation pharmaceutical products.

ABOUT TFF PHARMACEUTICALS

TFF Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company engaging patented rapid freezing technology to develop and transform medicines into potent dry powder formulations for better efficacy, safety, and stability. The company’s versatile TFF technology platform has broad applicability to convert most any drug, including vaccines, small and large molecules, and biologics, into an elegant dry powder highly advantageous for inhalation, or for topical delivery to the eyes, nose and the skin. TFF Pharmaceuticals has two lead drug candidates in the clinic: TFF VORI (Voriconazole Inhalation Powder) and TFF TAC (Tacrolimus Inhalation Powder). The Company continues collaborations with a broad array of pharmaceutical companies, academic institutions, and government partners to revolutionize healthcare around the globe. The TFF Platform is protected by over 170 patents issued or pending in the U.S. and internationally. To learn more about TFF Pharmaceuticals and its product candidates, visit the Company’s website at https://tffpharma.com.

SAFE HARBOR

This press release contains forward-looking statements regarding TFF Pharmaceuticals, Inc., including the advancement of TFF VORI and TFF TAC into potentially registration-enabling studies; the expectation that the initial data readouts for TFF VORI and TFF TAC will be consistent with the further data from the ongoing Phase 2 clinical trials and related EAP; and the benefits of the Company’s TFF platform. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (i) the risk that the further data from the ongoing Phase 2 clinical trials and related EAP for TFF VORI and TFF TAC will not be favorably consistent with the initial data initial data readouts, (ii) the risk that the Company may not be able to advance to registration-enabling studies for TFF VORI and TFF TAC candidates, (iii) success in early phases of pre-clinical and clinicals trials do not ensure later clinical trials will be successful; (iv) no drug product incorporating the TFF platform has received FDA pre-market approval or otherwise been incorporated into a commercial drug product, (v) the Company has no current agreements or understandings with any large pharmaceutical companies for the development of a drug product incorporating the TFF Platform, (vi) the risk that the Company may not be able to obtain additional working capital with which to continue the Phase 2 clinical trials and related EAP, or advance to the initiation of registration-enabling studies, for TFF VORI and TFF TAC as and when needed and (vii) those other risks disclosed in the section “Risk Factors” included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2023. TFF Pharmaceuticals cautions readers not to place undue reliance on any forward-looking statements. TFF Pharmaceuticals does not undertake, and specifically disclaims, any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

Investor Relations Contact:

Corey Davis, Ph.D.

LifeSci Advisors

(212) 915-2577

cdavis@lifesciadvisors.com

Source: TFF Pharmaceuticals, Inc.

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